SCHEDULE 14A INFORMATION

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Duff & Phelps Corporation

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55 East 52nd St.
New York, NY 10055

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2010

The Annual Meeting of Stockholders of Duff & Phelps Corporation (the “Company”) will be held at the corporate headquarters of the Company, at 55 East 52nd St., New York, NY 10055, on May 6, 2010, at 9:00 AM, Eastern Daylight Saving Time, for the following purposes:

1) To elect nine (9) directors to the board of directors;

2) To approve amendments to the 2007 Duff & Phelps Corporation Omnibus Stock Incentive Plan;

3) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 10, 2010 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to submit their proxy, which is solicited on behalf of the board of directors, by any of the following methods: via Internet at www.proxyvote.com, by telephone at 1-800-579-1639, or if you request written materials, by signing and dating the proxy card sent to you and returning it in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

New York, NY
March 22, 2010

By order of the Board of Directors.

Edward S. Forman, Secretary

DUFF & PHELPS CORPORATION

i

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2010 Annual Meeting of Stockholders of Duff & Phelps Corporation (the “Company,” “Duff & Phelps,” “we” or “us”). The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, May 6, 2010 at 9:00 a.m., Eastern Daylight Saving Time, at the corporate headquarters of the Company, at 55 East 52nd St., New York, NY 10055. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 23, 2010.

Information Concerning Solicitation and Voting

Distribution and Electronic Availability of Proxy Materials

We continue to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareowners via the Internet. If you were mailed a Notice of Internet Availability of proxy materials (“Notice”), you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy material including this proxy statement, the proxy card or voting instruction card and the 2009 Annual Report to Stockholders (the “Annual Report”) as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials in the paragraph below and included in the Notice. We plan to mail the Notice to stockholders by March 23, 2010. We will continue to mail a printed copy of the Proxy Materials to certain stockholders and we expect that mailing to begin on or about March 23, 2010.

We first made available the proxy solicitation materials at www.proxyvote.com on or around March 22, 2009 to all stockholders entitled to vote at the Annual Meeting. You may also request a printed copy of the proxy materials and/or directions to the meeting site by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2009 Annual Report was made available at the same time and by the same methods.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 6, 2010: The proxy statement and our 2009 Annual Report to Stockholders are available at www.proxyvote.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares directly. Requests should be addressed to Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055, Attention: Investor Relations, or by calling (212) 871-2000.

General Information About The Meeting

Quorum and Voting Requirements

The Company has two classes of common stock, Class A common stock and Class B common stock. The two classes of common stock vote together as one class on all matters that may come before the Annual Meeting. Each share of Class A and Class B common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 10, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 27,353,234 shares of Class A common stock and 12,951,286 shares of Class B common stock issued and outstanding.

The proxy is solicited from the holders of record of the Class A and Class B common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail or Internet prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Class A and Class B common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will not be considered for purposes of the election of the director nominees listed in Proposal 1, or the approval of the amendments to the 2007 Duff & Phelps Corporation Omnibus Stock Incentive Plan listed in Proposal 2, will be voted “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2010 listed in Proposal 3, and will be voted in the discretion of the proxy holders to the extent permitted by the rules of the New York Stock Exchange (the “NYSE”) on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof. The directors expect shares of Class A and Class B common stock held by executive officers and directors of the Company will be voted “FOR” all proposals.

A quorum consisting of at least a majority of Class A and Class B common stock issued and outstanding and entitled to vote taken together as a single class must be present at the meeting represented in person or by proxy for any business to be conducted. Abstentions and broker non-votes will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s By-laws provide that the Company’s board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors. Currently, the size of the board of directors is fixed at nine (9) directors. At the Annual Meeting, nine (9) directors will be elected to serve until our next annual meeting and until their successors are duly elected and qualified.

The board of directors has nominated Noah Gottdiener, Gerard Creagh, Robert M. Belke, Peter W. Calamari, William R. Carapezzi, William J. Hannigan, Harvey M. Krueger, Sander M. Levy and Jeffrey D. Lovell for election as directors at the Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Messrs. Gottdiener, Creagh, Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell might be unavailable to serve as directors, and each has expressed an intention to serve, if elected. If any of Messrs. Gottdiener, Creagh, Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of Class A and Class B common stock voting together as a single class, present in person or represented by proxy at the Annual Meeting once a quorum is present. Abstentions and “broker non-votes,” if any, will have no impact on the election of directors once a quorum is present. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Messrs. Gottdiener, Creagh, Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell as directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. GOTTDIENER, CREAGH, BELKE, CALAMARI, CARAPEZZI, HANNIGAN, KRUEGER, LEVY AND LOVELL AS DIRECTORS.

The table below sets forth certain information regarding the directors of the Company.

Board of Directors

Name	Age	Principal Occupation	Director Since
Noah Gottdiener	53	Chief Executive Officer and Chairman of the Board	2007
Gerard Creagh	51	President and Director	2007
Robert M. Belke	40	Director	2007
Peter W. Calamari	35	Director	2007
William R. Carapezzi	52	Director	2007
William J. Hannigan	50	Director	2008
Harvey M. Krueger	80	Director	2007
Sander M. Levy	48	Director	2007
Jeffrey D. Lovell	57	Director	2007

Noah Gottdiener served as the chief executive officer and a member of the board of managers of Duff & Phelps Acquisitions, LLC (“D&P Acquisitions”), a subsidiary of the Company, from September 2005, when D&P Acquisitions was formed in connection with the acquisition of Standard & Poor’s Corporate Value Consulting (“CVC”) by Duff & Phelps (the “CVC Acquisition”), until September 2007. Prior to that, Mr. Gottdiener was chief executive officer and a member of the board of managers of Duff & Phelps Holdings, LLC (“D&P Holdings”) from March 2004, when he led the acquisition of Duff & Phelps, LLC from Webster Financial Corporation (“Webster”), until September 2005. Mr. Gottdiener currently serves as the chief executive officer and the chairman of the board of directors of the Company. Mr. Gottdiener was the founding partner of Stone Ridge Partners LLC, a mergers and acquisitions (“M&A”) advisory firm focused on middle market companies. Previously, Mr. Gottdiener was a Partner of Thomas Weisel Partners and Furman Selz LLC, and a managing director at Lehman Brothers, Inc., where he began his career. Mr. Gottdiener has more than 20 years of investment banking origination, execution and management experience. Mr. Gottdiener sits on the advisory board of the National Outdoor Leadership School and is a member of the advisory council of the mathematics department of Princeton University. Mr. Gottdiener received his B.A. from Princeton University and an M.B.A. from Harvard Business School.

Gerard Creagh served as the president of D&P Acquisitions from September 2005 until September 2007, and currently serves as the president and a member of the board of directors of the Company. Mr. Creagh served as executive managing director of CVC prior to the CVC Acquisitions. He joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services Practice Leader. Mr. Creagh’s tenure with PricewaterhouseCoopers came from a merger between Price Waterhouse and Coopers & Lybrand in 1998, where he was the U.S. Leader for its valuation practice. He has more than 20 years of experience consulting with U.S. and multinational companies on valuation issues arising from corporate strategies, M&A, joint ventures, divestitures and restructurings. Mr. Creagh received his B.E. and M.E. degrees in mechanical engineering from Manhattan College and his M.B.A. degree in finance from New York University’s Leonard N. Stern School of Business.

Robert M. Belke served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Belke was a member of the board of managers of D&P Holdings from March 2004. He is also a managing director of Lovell Minnick Partners LLC. Mr. Belke has worked for Lovell Minnick Partners LLC and its predecessor firm since 2000. Prior to joining Lovell Minnick Partners, he was an associate in the Private Equity Group at Teachers Insurance and Annuity Association — College Retirement Equities Fund. Mr. Belke received his B.B.A. degree in Finance and Accounting from the University of Wisconsin and an M.B.A. with honors in Finance and Accounting from the University of Chicago. Mr. Belke has served on the governing boards of UNX, Inc., and Westcap Investors LLC, and serves on the boards of directors of PlanMember Financial Corporation, and on the board of managers of Denali Advisors, LLC.

Peter W. Calamari has served as a member of the board of directors of the Company since 2007. He is also a managing director of Platte River Ventures, which he joined in 2008. Prior to joining Platte River Ventures, Mr. Calamari was with Vestar Capital Partners from 1999 to 2008. Prior to that role, he was a member of the M&A group at Merrill Lynch. Mr. Calamari received his B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. Calamari has served as a director of the Solo Cup Company (and also as a member of its audit committee), and currently serves on the board of directors of Hetsco Inc., the Colorado I Have a Dream Foundation, and the Colorado Coalition for the Homeless.

William R. Carapezzi served as a member of the board of managers of D&P Acquisitions from July 2007 until September 2007, and currently serves as a member of the board of directors of the Company and is the Company’s lead non-management director. In 2008, he became senior vice president-Tax for Pfizer, Inc. Prior to that, Mr. Carapezzi served as the senior vice president, general counsel, chief compliance officer and corporate secretary of Lucent Technologies Inc. from 2004 to 2006. Prior to that role, he was vice president — Global Tax and Trade of Lucent Technologies Inc. from 2002 to 2004. Mr. Carapezzi received his B.S. in Accounting from Fairfield University, his J.D. from Western New England School of Law, and his L.L.M. in Taxation from New York University School of Law.

William J. Hannigan has served as a member of the board of directors of the Company since 2008. He is the former president and chief operating officer of AT&T Corporation from 2003 to 2006. Prior to his tenure at AT&T, Mr. Hannigan served as chairman and chief executive officer of Sabre Holdings, a world leader in travel commerce, distribution and technology from 1999 to 2003. Before joining Sabre in 1999, he held senior executive positions at SBC Communications, including president of Southwestern Bell’s Business Communications Services unit. Mr. Hannigan holds a master’s degree in business administration from the University of Colorado. He also served for six years in the U.S. Navy Submarine Service where he specialized in classified communications systems and devices.

Harvey M. Krueger served as a member of the board of managers of D&P Acquisitions from 2006 until September 2007, and currently serves as a member of the board of directors of the Company. Mr. Krueger is vice chairman of Barclays Capital and until 2008 he served as vice chairman emeritus of Lehman Brothers. He had been involved with that firm and Kuhn Loeb & Co, one of its constituent firms, since 1959. Mr. Krueger served as a member of the board of directors of Automatic Data Processing, Inc., a publicly traded company from 1968 to 2007, and currently serves as a director of Chaus, Inc. and Hansard Global plc, and is also chairman of Stockton Partners Inc. In addition, Mr. Krueger is former chairman of the Peres Center for Peace, former chairman of Cooper-Hewitt National Design Museum of the Smithsonian Institution, former and honorary chairman of the Hebrew University of Jerusalem and a member of the board of directors of Beth Israel Medical Center (NY) and Continuum Health Partners.

Sander M. Levy served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. He is also a managing director of Vestar Capital Partners and was a founding partner of Vestar Capital Partners at its inception in 1988. Previously, he was a member of the Management Buyout Group of The First Boston Corporation. In addition to a number of boards of directors of private companies, Mr. Levy serves as a director of two public companies, Symetra Financial Corporation (2004 – present) and Validus Holdings, Ltd. (2005 – present). Mr. Levy also previously served as a director of St. John Knits International Incorporated when it was a public company. Mr. Levy received a B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia University.

Jeffrey D. Lovell served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Lovell was a member of the board of managers of Duff & Phelps Holdings, LLC, from March 2004. He is also chairman and chief executive officer of Lovell Minnick Partners LLC, which he co-founded in 1999. Prior to founding Lovell Minnick Partners LLC, Mr. Lovell was the co-founder and president of Putnam Lovell Securities, now a division of Jefferies & Co. Inc., in 1987 following twelve years at SEI Investments where he held executive and operating positions. Mr. Lovell received a B.S.B.A. from the Leeds School of Business at the University of Colorado. Mr. Lovell has served on the governing boards of ALPS Holdings Inc., UNX, Inc., PlanMember Financial Corporation, Westcap Investors LLC, Van Deventer & Hoch, Centurion Capital Group Inc., Berkeley Capital Management LLC, and Stein Roe Investment Counsel LLC, and serves on the board of managers of Leerink Swann Holdings, LLC, and on the board of directors of Mercer Advisors Inc.

Each member of the board of directors brings unique experience, skills and background to the Company’s board of directors. We believe this gives the board of directors as a body an appropriately broad and diverse range of experience and skills, including specific industry experience, strong accounting and financial acumen, significant prior management and board service, and insight into the various risks and opportunities relating to the Company. Following is a brief description of the experience, skills and background of each director which leads the board of directors to believe that such nominee should serve as a director of the Company:

•	Mr. Gottdiener’s extensive industry experience and thorough knowledge of the Company’s business and affairs, having served as chief executive officer of the Company and its predecessors since 2004, qualify him for membership on, and chairmanship of, the Company’s board of directors.
•	In addition to Mr. Creagh’s executive experience and extensive consulting experience in the “big four” accounting firms and other financial advisory organizations, Mr. Creagh’s operational leadership of the Company’s business segments, and prior to that, his leadership of CVC, qualifies him for membership on the Company’s board of directors.
•	In addition to Mr. Belke’s educational qualifications and accounting and finance background, his participation in the governance of the Company and its predecessor entities since 2004 has provided him with significant experience and familiarity with the affairs of the Company, thereby qualifying him to serve on the Company’s board of directors.

•	In addition to Mr. Calamari’s educational background, his participation in the governance of the Company and its predecessor entities since 2005 and his historical focus on investments in service companies has provided him with significant experience and familiarity with the affairs of the Company, thereby qualifying him to serve on the Company’s board of directors.
•	Mr. Carapezzi has extensive large public-company legal, accounting, tax and management experience, as well as significant experience working with audit committees and boards of directors, making him well-suited to serve as the Company’s lead non-management director.
•	Mr. Hannigan’s experience serving as the chief executive officer of a public company and as the chairman of the board of two publicly traded companies, Sabre Holdings (March 2000 to December 2003) and Travelocity.com (March 2000 to April 2002), qualify him to serve as a member of the Company’s board of directors.
•	Mr. Krueger’s extensive knowledge of the financial services industry, deep experience in the investment banking industry, and decades of service on boards of directors and their constituent committees qualify him to serve as a member of the board of directors.
•	Mr. Levy’s service on numerous public, private, and not-for-profit corporate boards across a variety of industries, as well as his involvement in the governance of the Company and its predecessor entities since 2005, qualify him to be a member of the Company’s board of directors.
•	Mr. Lovell’s familiarity with the Company and its predecessors, his finance and investment experience, having served in both management and operating capacities in the financial services industry, and history of service on corporate boards qualify him to serve as a member of the Company’s board of directors.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Noah Gottdiener	53	Chief Executive Officer and Chairman of the Board
Gerard Creagh	51	President and Director
Jacob L. Silverman	38	Executive Vice President & Chief Financial Officer
Brett A. Marschke	47	Executive Vice President & Chief Operating Officer
Edward S. Forman	41	Executive Vice President, General Counsel & Secretary

Noah Gottdiener’s biographical information is provided above under the caption — “Board of Directors.”

Gerard Creagh’s biographical information is provided above under the caption — “Board of Directors.”

Jacob L. Silverman served as the chief financial officer of D&P Acquisitions from December 2006 until September 2007, and currently serves as the chief financial officer of the Company. Mr. Silverman joined Duff & Phelps in March 2004, in connection with the acquisition of Duff & Phelps, LLC from Webster. From April 2001 to March 2004, Mr. Silverman was with Stone Ridge Partners LLC, an M&A advisory firm focused on middle market companies. He joined Stone Ridge Partners from Atomica Corporation, a venture-backed enterprise software company, where he served as vice president of Finance and acting chief financial officer. Prior to Atomica, Mr. Silverman worked for Oak Hill Advisors, a private investment firm. Mr. Silverman received his M.B.A and B.A. degrees from Harvard University.

Brett A. Marschke served as the chief operating officer of D&P Acquisitions from January 2007 until September 2007, and currently serves as the chief operating officer of the Company. From September 2001 to January 2007, Mr. Marschke was employed by The McGraw-Hill Companies, Inc., where he held the position of vice president of Human Resources for the Information & Media business and was a member of the Information and Media Executive team. Mr. Marschke has extensive professional service and consulting experience, with PricewaterhouseCoopers, Andersen Consulting (Accenture), Gemini Consulting and Coopers & Lybrand. Mr. Marschke holds a B.A. in Economics from the State University of New York at Cortland and a CCP certification from the American Compensation Association.

Edward S. Forman served as the executive vice president, general counsel and secretary of D&P Acquisitions from February 2006 until September 2007, and currently serves as the executive vice president, general counsel and secretary of the Company. From May 1998 to February 2006, Mr. Forman was employed by The BISYS Group, Inc., then a publicly traded financial outsourcing company, most recently as its senior vice president, acting general counsel and secretary. Mr. Forman received his B.A. in economics from Yeshiva University and his J.D. and M.B.A. from Columbia University.

Director Independence

Our corporate governance guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell are “independent” as defined in the applicable listing standards of the New York Stock Exchange (“NYSE”). In making its determination, the board of directors considered the standards of independence set forth in the NYSE Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2009, the board of directors held twelve (12) meetings, the Audit Committee held six (6) meetings, the Compensation Committee held six (6) meetings, and the Nominating and Corporate Governance Committee held one (1) meeting.

During 2009, all incumbent directors attended at least 75% of the total number of meetings held by our board of directors and the committees on which they served, except that Mr. Krueger attended eight (8) meetings of the board of directors. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage all directors to attend.

Board Leadership Structure

Regular meetings of the board of directors are led by the chairman of the board, who may also call special meetings from time to time. Presently, Mr. Gottdiener, our chief executive officer, is also the chairman of the board. The board of directors does not require the separation of the offices of chairman of the board and chief executive officer, but deliberates and decides, each time it selects a chairman of the board, whether the roles should be combined or separate, based upon the then current needs of the Company and the board of directors. We believe that the Company is currently best served by having Mr. Gottdiener hold both of these positions. Mr. Gottdiener has been chief executive officer of the Company since its inception and has extensive familiarity with its operations. We believe that this experience gives Mr. Gottdiener the unique ability to provide unified leadership and direction for the Company’s board of directors. In addition, we believe that separating the role of chief executive officer and chairman of the board will not strengthen our corporate governance or create or enhance long-term value for our stockholders because all of our directors, whether members of management or not, are required to exercise their fiduciary duties in a manner they believe to be in our best interests and in the best interests of our stockholders. Separating the roles of chief executive officer and chairman of the board would not diminish or augment these fiduciary duties or enhance the independence or performance of the board of directors. Moreover, our board of directors does not believe such a requirement would ensure a balance of power and authority on the board, as each director is an equal participant in meetings and decisions.

We have designated Mr. Carapezzi, an independent director under the standards of the NYSE, as our lead non-management director. The lead non-management director presides over closed (executive) sessions, without management, of the non-management directors periodically throughout the year. The lead non-management director also facilitates communication among the non-management directors, the chairman of the board and management, and works with the chairman of the board and other directors to provide strong, independent oversight of the Company’s risk management and general affairs.

In addition to the general oversight and leadership functions of the full board of directors and the non-management directors, the Audit Committee (as described below) is generally responsible for risk oversight of the Company, including with respect to financial, legal and operational risk, and regularly communicates with the officers of the Company in charge of such risk management functions.

Our Corporate Governance Guidelines are available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of the NYSE, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

Audit Committee.  The Audit Committee: (i) reviews the audit plans and findings of our independent registered public accounting firm and the internal audit function of the Company, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary; (ii) reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm; (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and (iv) has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm. During 2009, the Audit Committee met six (6) times. The members of the Audit Committee are Messrs. Belke, Calamari, Carapezzi, and Krueger. Mr. Carapezzi is the chairman of the Audit Committee. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that Mr. Carapezzi is an “audit committee financial expert,” as defined by the applicable securities regulations, and an independent director.

The Report of the Audit Committee for the fiscal year ended December 31, 2009 appears below under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — Report of the Audit Committee.”

The Audit Committee charter is available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

Compensation Committee.  The Compensation Committee: (i) reviews and recommends to the board the equity incentive grants for all professionals, consultants, officers, directors and other individuals to whom we make such grants; (ii) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines the chief executive officer’s compensation based on that evaluation; and (iii) oversees our compensation and employee benefits plans. During 2009, the Compensation Committee met six (6) times. During 2009, the members of the Compensation Committee were Messrs. Hannigan, Belke and Levy. Mr. Levy was the chairman of the Compensation Committee until March 2009, after which Mr. Hannigan assumed the chairmanship of the committee.

The chief executive officer, the chief financial officer and each of the next three most highly compensated executive officers in 2009, collectively, are the “named executive officers.” The chief executive officer provides his recommendations regarding compensation matters involving the other named executive officers, including base and total compensation, to the Compensation Committee. From time to time, the chief executive officer may consult with Towers Watson & Co, formally Watson Wyatt Worldwide, Inc. (“Towers

Watson”) or other compensation experts to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the Compensation Committee. The chief executive officer also may have input in the determination of appropriate peers and surveyed companies, before being approved by the Compensation Committee. The Compensation Committee will independently determine the performance of the chief executive officer and approve his compensation levels, including base and total compensation. The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION — Compensation Committee Report.”

The Compensation Committee charter is available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee: (i) reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors; (ii) advises the board with respect to the corporate governance principles applicable to us; and (iii) oversees the evaluation of the board and management. During 2009, the Nominating and Corporate Governance Committee met once. The members of the Nominating and Corporate Governance Committee are Messrs. Calamari and Krueger. Mr. Krueger is the chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reviews all candidates for nomination to the board of directors, including those recommended by stockholders, and seeks to maintain at all times a board of directors with diverse viewpoints, experience, skills and expertise appropriate for the business of the Company. The Nominating and Corporate Governance Committee reviews each person’s qualifications on the whole, including personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate. The Nominating and Corporate Governance Committee has broad flexibility with regard to identifying and reviewing director nominees, and looks specifically at each candidate’s qualifications in light of the needs of the board of directors and the Company at that time. The Nominating and Corporate Governance Committee then selects qualified candidates consistent with the principles of diversity and competence described above and reviews its recommendations with the board of directors, which decides whether to invite a candidate to be a nominee for election to the board of directors. To have a candidate considered by the Nominating and Corporate Governance Committee for the 2011 annual meeting, a stockholder must submit the recommendation in writing to the Company secretary at the address listed on the first page of this proxy statement no later than December 16, 2010.

The Nominating and Corporate Governance Committee charter and the Company’s corporate governance guidelines are available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

Stockholder Proposals

In order to be included in the Company’s Proxy Statement relating to its next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Company no later than December 16, 2010 by the Secretary at the Company’s principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Pursuant to the Company’s By-laws, stockholders who intend to make a director nomination or present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) must provide notice to the secretary no less than 90 and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For any stockholder proposal submitted outside Rule 14a-8 under the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act for the 2011 annual meeting, the Company must receive notice by February 6, 2011. Such notice must meet all requirements contained in the By-Laws, including, among other things, setting forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to

Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (3) the name and address of the stockholder proposing such business, (4) the number of shares of common stock beneficially owned by such stockholder and (5) any material interest of such stockholder in such business.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders and other interested parties to send communications to the board of directors. Stockholders and other interested parties may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee, the lead non-management director, the independent directors or all directors as a group, by sending written communications to:

Secretary
Duff & Phelps Corporation
55 East 52nd St.
31st Floor
New York, NY 10055
E-mail messages should be sent to generalcounsel@duffandphelps.com.

Each communication intended for the board of directors and received by the secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

We pay each of our non-employee directors $50,000 per year, payable quarterly. We also pay an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In addition, each non-employee director will receive an annual grant of Class A common stock with a value of $50,000 based on the closing stock price on the day prior to the annual stockholders’ meeting, which Class A common stock will vest over four years, provided that any such issuance does not prevent such director from being determined to be independent. In 2009, none of the non-employee directors participated in the Company’s Deferred Compensation Plan which became effective October 1, 2007 (the “DCP”).

Director Compensation Table

The following table summarizes the compensation earned by each of the non-employee directors in 2009. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Robert M. Belke	50,000	48,866	845	99,711
Peter W. Calamari	50,000	48,866	845	99,711
William R. Carapezzi	60,000	48,866	845	109,711
William J. Hannigan	50,000	48,866	389	99,255
Harvey M. Krueger	57,500	48,866	845	107,211
Sander M. Levy	57,500	48,866	845	107,211
Jeffrey D. Lovell	50,000	48,866	845	99,711

(1)	Reflects aggregate grant date fair value of restricted stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718,

Compensation — Stock Compensation. For a discussion of the assumptions underlying this calculation of the compensation expense, refer to Note 11 to the Company’s Consolidated Financial Statements as of and for the year ended December 31, 2009, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The aggregate number of outstanding stock awards for each director as of the year ended December 31, 2009 were as follows: Robert M. Belke 5,634; Peter W. Calamari 5,634; William R. Carapezzi 5,634; William J. Hannigan 2,591; Harvey M. Krueger 5,634; Sander M. Levy 5,634; and Jeffrey D. Lovell 5,634.
(2)	Reflects dividends paid on unvested restricted stock awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Exchange Act, we have not identified any late filings in 2009.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of each class of our common stock by:

•	each person known by us to beneficially own 5% or more of any class of our common stock;
•	each member of our board of directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

In connection with the recapitalization transactions entered into immediately prior to our initial public offering (the “Recapitalization Transactions”), each holder of class A units in D&P Acquisitions (“New Class A Units”) was issued a corresponding number of shares of Class B common stock of the Company. Pursuant to the exchange agreement (as amended) entered into in connection with our initial public offering, from time to time, typically once a quarter, holders of New Class A Units (or certain transferees thereof) have the right to exchange: (i) New Class A Units; and (ii) a corresponding number of shares of Class B common stock, for a corresponding number of shares of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Class A and/or Class B common stock, as applicable, beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each for each person below is c/o Duff & Phelps Corporation, 55 East 52nd Street, New York, New York 10055.

	Class A Common Stock		Class B Common Stock(1)		Class A Common Stock on a Fully-Exchanged Basis
Name and Address of Beneficial Owner	Number (#)%		Number (#)%		Number (#)%
Noah Gottdiener(2)	219,827	*	1,242,222	9.6	1,462,049	3.6
Gerard Creagh(3)	273,172	1.0	312,999	2.4	586,171	1.5
Jacob L. Silverman	135,883	*	252,500	1.9	388,383	1.0
Brett A. Marschke	131,807	*	63,914	*	195,721	*
Edward S. Forman	115,643	*	28,601	*	144,244	*
Robert M. Belke(4)	5,634	*	3,615,564	27.9	3,621,198	9.0
Peter W. Calamari	5,634	*	0	*	5,634	*
William R. Carapezzi	8,134	*	0	*	8,134	*
William J. Hannigan	2,591	*	0	*	2,591	*
Harvey M. Krueger	5,634	*	44,892	*	50,526	*
Sander M. Levy(5)	5,634	*	4,992,993	38.6	4,998,627	12.4
Jeffrey D. Lovell(6)	5,634	*	3,615,564	27.9	3,621,198	9.0
All executive officers and directors as group (12 persons)	915,227	3.3	10,553,685	81.5	11,486,912	28.3
Principal Stockholders
Entities affiliated with Vestar Capital Partners(7)	0	*	4,992,993	38.6	4,992,993	12.4
Entities affiliated with Lovell Minnick Partners(8)	0	*	3,615,564	27.9	3,615,564	9.0
Shinsei Bank, Ltd.(9)	3,375,000	12.3	0	*	3,375,000	8.4
Royce & Associates, LLC(10)	1,918,400	7.0	0	*	1,918,400	4.8
Capital World Investors(11)	1,471,000	5.4	0	*	1,471,000	3.6
The Guardian Life Insurance Company of America(12)	1,466,431	5.4	0	*	1,466,431	3.6
TimesSquare Capital Management, LLC(13)	1,356,700	5.0	0	*	1,356,700	3.4

*	indicates less than 1% ownership
(1)	Holders of Class B common stock hold an equivalent number of New Class A Units. References to shares of Class B common stock in this table indicate an equivalent number of corresponding New Class A Units.
(2)	Certain shares of Class B common stock beneficially owned by Mr. Gottdiener are held by trusts for the benefit of Mr. Gottdiener.
(3)	Certain shares of Class B common stock beneficially owned by Mr. Creagh are held by a trust for the benefit of Mr. Creagh.
(4)	As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Belke may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.
(5)	As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Mr. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.
(6)	As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Lovell disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(7)	Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. The address of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC is 245 Park Avenue, 41st Floor, New York, NY 10167. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners. Excludes 11,215 shares of Class B common stock held by each of Messrs. Gottdiener and Creagh and 8,972 shares of Class B common stock held by Mr. Krueger through Vestar/D&P Holdings, LLC.
(8)	Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. The address of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC is 2141 Rosecrans Avenue, Suite 5150 El Segundo, CA 90245. Each of Messrs. Belke and Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.
(9)	The address of Shinsei Bank, Ltd. is 1-8, Ichisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-8501 Japan. This information is based on Schedule 13G filed by Shinsei Bank, Ltd. on October 10, 2007.
(10)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. This information is based on Schedule 13G filed by Royce & Associates, LLC on February 2, 2010.
(11)	The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071. This information is based on Schedule 13G filed by Capital World Investors on February 11, 2010.
(12)	The address of the Guardian Life Insurance Company of America is 7 Hanover Square, New York, NY 10004. This information is based on Schedule 13G filed by the Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC on February 11, 2010. The Guardian Life Insurance Company of America is the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC.
(13)	The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036. TimesSquare Capital Management, LLC reports sole voting power with respect to 1,261,200 shares and sole dispositive power with respect to 1,356,700 shares. This information is based on Schedule 13G filed by TimesSquare Capital Management, LLC on February 9, 2010.

RELATED PARTY TRANSACTIONS

Tax Receivable Agreement

On the date of our initial public offering (October 3, 2007), we were treated for U.S. federal income tax purposes as having directly purchased membership interests in D&P Acquisitions from the existing unitholders. After the initial public offering, additional New Class A Units may be exchanged for shares of our Class A common stock. As a result of both this initial purchase and these additional exchanges of units (each being referred to as an “Exchange”), we are entitled to a proportionate share of D&P Acquisitions’ existing tax basis for its tangible and intangible assets. Further, D&P Acquisitions intends to make an election under Section 754 of the Code effective for each taxable year in which an Exchange occurs, which will generally result in an adjustment to D&P Acquisitions’ tax basis reflected in that proportionate share. Both that proportionate share and the adjustments to tax basis under Section 754 of the Code may reduce the amount of tax that we would otherwise be required to pay in the future.

On October 3, 2007 we entered into a Tax Receivable Agreement with the existing unitholders of D&P Acquisitions that provides for the payment by us to them of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize as a result of (i) D&P Acquisitions’ tax basis in its goodwill and similar intangible assets on October 3, 2007 (the date of our initial public offering), including any portion of that tax basis arising from its liabilities on such date and (ii) the Section 754 adjustments referred to above.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by comparing our income tax liability, calculated pursuant to the assumptions therein, to the amount of such taxes that we would have been required to pay had there been no such tax basis adjustments and no such initial basis in goodwill or similar intangibles. We expect to benefit from the remaining 15% of cash savings, if any, not paid pursuant to the tax receivable agreement. The term of the Tax Receivable Agreement commenced on October 3, 2007 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable agreement for an amount based on an agreed value of payments remaining to be made under the Tax Receivable Agreement.

Were the IRS to successfully challenge a tax basis adjustment, or other deductions or adjustments to taxable income of D&P Acquisitions, the existing unitholders of D&P Acquisitions will not reimburse us for any payments that may previously have been made under the Tax Receivable Agreement. In certain circumstances we could make payments to the existing unitholders of D&P Acquisitions under the Tax Receivable Agreement in excess of our cash tax savings. While the actual amount of the adjusted tax basis, as well as the amount and timing of any payments under this agreement will vary depending upon a number of factors, including the basis of our proportionate share of D&P Acquisitions’ assets on the dates of Exchanges, the timing of Exchanges, the extent to which Exchanges are taxable, the deductions and other adjustments to taxable income to which D&P Acquisitions is entitled, the amount of liabilities of D&P Acquisitions in existence on the date of the initial public offering, and the amount and timing of our income, we expect that during the anticipated term of the Tax Receivable Agreement, the payments that we may make to the existing unitholders of D&P Acquisitions could be substantial. Payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore to additional potential payments under the tax receivable agreement. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment under the agreement.

During 2009, the Company made payments under the Tax Receivable Agreement in the amount of $1.2 million to entities associated with Vestar Capital Partners (“Vestar”), $743,000 to entities affiliated with Lovell Minnick Partners (“Lovell Minnick”), and an aggregate of $170,000 to Mr. Krueger and the named executive officers.

Exchange Agreement

In connection with the closing of the initial public offering on October 3, 2007, the existing unitholders of D&P Acquisitions entered into the Exchange Agreement with D&P Acquisitions under which, from time to time, typically once a quarter, they (or certain transferees thereof) will have the right to exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement, as amended by that certain First Amendment to the Exchange Agreement, dated as of October 5, 2009, generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock; (ii) unitholders who are our executive officers may elect to exchange with D&P Acquisitions up to 20% of their New Class A Units into shares of our Class A common stock after the first anniversary of the pricing of the initial public offering, 40% of such New Class A Units after the second anniversary of the pricing of the initial public offering, 60% of such New Class A Units after the third anniversary of the pricing of the initial public offering, and 100% of such New Class A Units after the fourth anniversary of the pricing of the initial public offering, subject to the notice requirement and minimum retained ownership requirements applicable to such executives; and (iii) unitholders who are not our executive officers may elect to exchange with D&P Acquisitions up to one-third of their New Class A Units into shares of our Class A common stock after the first anniversary of the pricing of the initial public offering, two-thirds of such New Class A Units after the second anniversary of the pricing of the initial public offering, and 100% of such New Class A Units after the third anniversary of the pricing of the initial public offering, subject to the notice requirement and minimum retained ownership requirements applicable to such unitholders. As the existing unitholders of D&P Acquisitions exchange their New Class A Units with D&P Acquisitions, our membership interests in D&P Acquisitions will be correspondingly increased and their corresponding shares of Class B common stock will be cancelled. In November 2009, 119 unitholders exchanged an aggregate of 770,265 New Class A Units for a corresponding number of shares of Class A common stock and 770,265 shares of Class B common stock were cancelled. Included in this amount are 78,250 New Class A Units exchanged for a corresponding number of shares of Class A common stock by the named executive officers with a corresponding number of shares Class B common stock cancelled. All of these shares of Class A common stock were included in the registration statement referred to below. We received no other consideration in connection with these exchanges.

Registration Rights Agreement

Effective upon consummation of the initial public offering on October 3, 2007, we entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock (i) held by the existing unitholders of D&P Acquisitions upon exchange of New Class A Units held by them and (ii) held by Shinsei Bank, Ltd. (“Shinsei”). Under the registration rights agreement, the existing unitholders of D&P Acquisitions and Shinsei have the right to request us to register the sale of their shares and make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. We filed a registration statement, declared effective by the SEC on October 26, 2009, in order to permit the resale of these shares from time to time, subject to certain blackouts and other restrictions. In addition, the existing unitholders of D&P Acquisitions and Shinsei have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions

As a result of the consummation of the initial public offering and the entry into the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions (the “LLC Agreement”) entered into between D&P Acquisitions and certain of its existing unitholders the Company, through D&P Acquisitions and its subsidiaries and affiliates, operates our business.

As the sole managing member of D&P Acquisitions, we have control over all of the affairs and decision making of D&P Acquisitions. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of D&P Acquisitions and the day-to-day management of D&P Acquisitions’ business.

In accordance with the LLC Agreement, net profits and net losses of D&P Acquisitions are allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses of D&P Acquisitions were allocated by approximately 56.2% to us and approximately 43.8% to the other unitholders of D&P Acquisitions at December 31, 2009.

The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of D&P Acquisitions. Net profits and net losses of D&P Acquisitions generally are allocated to its members pro rata in accordance with the percentages of their respective New Class A Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The LLC Agreement provides for cash distributions to its members if the taxable income of D&P Acquisitions gives rise to taxable income for its members. In accordance with the LLC Agreement, D&P Acquisitions makes cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations in respect of the income of D&P Acquisitions that is allocated to them. Generally, these tax distributions are computed based on our estimate of the net taxable income of D&P Acquisitions allocable to such holder of New Class A Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

During 2009, D&P Acquisitions made tax distributions to the holders of its New Class A Units totaling $20.1 million, including $6.4 million to Vestar; $5.1 million to Lovell Minnick and an aggregate of $2.5 million to Mr. Krueger and the named executive officers. During 2009, we also made other distributions to the holders of its New Class A Units of D&P Acquisitions (other than Duff & Phelps Corporation) totaling $1.9 million, including $754,000 to Vestar; $542,000 to Lovell Minnick and an aggregate of $198,000 to Mr. Krueger and the named executive officers. These distributions of $.05 per vested New Class A Unit were made concurrently with the dividend of $0.05 per share of Class A common stock outstanding to stockholders of record on each of June 12, 2009, August 18, 2009 and November 24, 2009. These distributions resulted in a reduction in basis of each member’s ownership interests. Pursuant to the terms of the LLC Agreement, an amount equal to $0.05 per unvested New Class A Unit was deposited into a segregated account and will be distributed once a year with respect to units that vested during that year. Any amounts related to unvested units that are forfeited are returned to the Company.

The LLC Agreement provides that at any time we issue a share of our Class A common stock other than pursuant to a stock incentive plan, the net proceeds received by us with respect to such share, if any, shall be concurrently transferred to D&P Acquisitions and the D&P Acquisitions shall issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, D&P Acquisitions shall, immediately prior to such redemption of our Class A common stock, redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Shinsei Investment

On September 1, 2007, we entered into a stock purchase agreement with Shinsei pursuant to which we issued to Shinsei 3,375,000 shares of our Class A common stock for approximately $54.2 million, or at a purchase price equal to $16.07 per share. Upon consummation of the initial public offering, Shinsei’s equity interest in Duff & Phelps Corporation equaled 9.9% of the equity capital of the Company on a fully-exchanged basis.

Upon consummation of the sale of Class A common stock to Shinsei, we entered into a stockholders agreement with Shinsei. The stockholders agreement provides Shinsei with the right to designate a non-voting observer to attend our board of director’s meetings.

Statement Regarding Transactions with Related Parties

We have adopted a policy regarding transactions with Related Parties that requires a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will then communicate that information to the board of directors. No Related Party transaction will be consummated without the approval of the Nominating and Corporate Governance Committee. However, it will be our policy that directors interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following paragraphs provide an overview and analysis of our executive compensation policies and programs, the compensation decisions material to an understanding of our policies and programs, and the material factors and rationale considered in making those decisions. This discussion is intended to put in context the information in the tables that follow, each of which contains detailed information on the compensation granted, earned and paid to our named executive officers.

Executive Summary

Our executive compensation programs continue to accomplish the objectives they were designed to accomplish when they were implemented in anticipation of our initial public offering in September 2007. These programs are embodied in employment agreements with each of our executive officers. Each of these employment agreements has an initial term which ends on December 31, 2010, with automatic one-year renewal periods thereafter (for a more complete description, see the section captioned “Employment Agreements with Executive Officers”). As a result, there were no decisions made during the 2009 fiscal year by the Compensation Committee that affected the compensation earned by our named executive officers, as most elements of compensation provided to our named executive officers are mandated by these agreements.

Nonetheless, a review of our pay programs for 2009 revealed a strong alignment with corporate performance, so that named executive officers are realizing their annual bonuses consistent with the value they are creating for the stockholders. This conclusion is based on the results of an analysis performed by our compensation consulting firm Towers Watson, who determined that the value of the pay earned for fiscal year 2009 by our named executive officers was above the median of that of our Peer Group (see “EXECUTIVE COMPENSATION — Peer Group”), which was properly aligned with company performance that was also above the median. Thus, we believe our compensation programs successfully tie a substantial portion of executives’ overall compensation to our financial performance, including our revenue and earnings growth. This analysis also showed that our executive compensation program accomplished its intention to create opportunities for total compensation that is comparable with that available to executives at other companies of similar size in comparable industries.

Based on this analysis, the Compensation Committee was able to conclude that our compensation programs continue to meet the following objectives to:

•	attract and retain the best possible executive talent;
•	tie annual and long-term cash and equity compensation to achievement of measurable corporate and individual performance goals and objectives; and
•	align executives’ incentives with stockholder value creation.

More specifically, during 2009 the Compensation Committee reviewed existing compensation policies and was able to determine that the compensation policies for our named executive officers continue to:

•	Provide a compensation opportunity that is dependent to a large extent upon our performance via variable compensation rather than fixed compensation. This goal is accomplished through a pre-established bonus formula that is tied directly to performance as reflected by “Company EBITDA” (as defined in each executive’s employment agreement).
•	Provide a compensation opportunity that is targeted at or near the median of competitive companies, with an opportunity for compensation higher than the median if our performance is higher than our targeted performance.
•	Remain competitive with compensation practices of our competitors by reference to relevant benchmarks in the industry, executive pay surveys, and peer group practices. Towers Watson provided information that reflected the notion that our programs are within industry norms for 2009.

Determining Executive Compensation

For 2009, executive compensation was governed by the employment agreements entered into with each named executive officer. During 2009 the Compensation Committee worked with Towers Watson on other compensation decisions and issues as they arose. The Compensation Committee also kept abreast of market trends and peer group competitive compensation levels for current and future compensation decisions.

Our board of directors, after receiving recommendations from the Compensation Committee, approves the compensation of our named executive officers, other than the chief executive officer. The chief executive officer provides his recommendations regarding compensation matters involving the other named executive officers, including recommendations on base and total compensation, to the Compensation Committee. The Compensation Committee independently determines the performance of the chief executive officer and approves his compensation levels, including base and total compensation.

Peer Groups

In order to keep abreast of market trends and make compensation decisions, Towers Watson provides us with benchmark data for all elements of total compensation based on a peer group of companies similar to us in terms of revenue, market capitalization, and industry (the “Peer Group”). This Peer Group for the 2009 fiscal year remains the same as that used for the 2008 fiscal year. Although this Peer Group did not help advise compensation decisions made by the Compensation Committee for the 2009 fiscal year, it was used by Towers Watson in determining that company performance is above the median and that compensation realizable is also above the median.

The Peer Group is comprised of the following companies:

Company Name	Industry
Advisory Board Co	Management Consulting Services
CBIZ, Inc.	Accounting Services
Cohen & Steers, Inc.	Investment Advice
CRA International, Inc.	Legal Services
Diamond Management & Technology Consultants, Inc.	Management Consulting Services
Digitas, Inc.	Management Consulting Services
Exponent, Inc.	Management Consulting Services
First Advantage Corporation	Business Services
FTI Consulting, Inc.	Accounting Services
Huron Consulting Group Inc.	Management Consulting Services
LECG Corporation	Management Consulting Services
Navigant Consulting, Inc.	Management Consulting Services
PHH Corporation	Fleet Management Services
Resources Connection, Inc.	Accounting Services
Watson Wyatt Worldwide, Inc.	Management Consulting Services

Executive Compensation Components

Our executive compensation program consists primarily of the following components: base salary, annual bonus and long-term incentives (stock options, restricted stock awards and other long-term awards). The program includes minimal levels of perquisites and also includes severance and change-in-control benefits.

Base Salary.  Base salaries of our named executive officers for fiscal year 2009 remained at 2008 fiscal year levels. Consistent with our philosophy, these salaries were targeted to be near or above the median for our Peer Group in the employment agreements, and Towers Watson has determined they meet this objective for 2009.

Annual Bonus.  Pursuant to the employment agreements for each named executive officer, we award a performance-based annual incentive award to each named executive officer in order to link compensation to the achievement of measurable corporate performance. The target annual bonus awards are set at 100% of each named executive officer’s base salary, based on our achieving target adjusted EBITDA thresholds specified in the employment agreements. Because we believe in a pay for performance culture, the employment agreements do not fix a maximum payout for any executive officer’s annual bonus. Annual bonuses are typically paid to executive officers during the first quarter in respect of the prior year.

Pursuant to the employment agreements, the annual bonus award is calculated by multiplying the base salary by a fraction (i) the numerator of which shall be Company EBITDA less Minimum Company EBITDA (which shall not result in a number less than zero), and (ii) the denominator of which shall be Target Company EBITDA less Minimum Company EBITDA. “Company EBITDA” is as defined in the employment agreements and represents EBITDA adjusted (up or down) as follows: (i) any non-recurring one-time expenses or any such expenses as determined by the executive committee and approved by the Compensation Committee will be added to Company EBITDA, (ii) Company EBITDA attributable to any acquisition with an aggregate purchase price during any 12-month period in excess of $10 million will be subtracted from Company EBITDA, (iii) the aggregate annual bonus amounts payable to Messrs. Gottdiener, Creagh and Silverman for such period under their respective employment agreements will be added to Company EBITDA, and (iv) any compensation expense related to the portion of any equity awards issued to the executive or any of our other employees or employees of any of our affiliates or subsidiaries as part of his or her annual bonus award will be subtracted from Company EBITDA. We believe that (i) non-recurring expenses are not generally indicative of the executive’s performance and, as such, should not be considered in determining executive compensation unless specifically approved by the Compensation Committee, (ii) in order to properly align executives with the interests of stockholders, executives should not be credited with EBITDA added as a result of significant acquisitions, and (iii) the exclusion of compensation expense related to equity awards is consistent with the definition of Adjusted EBITDA discussed in our annual report on Form 10-K. In addition, in setting the Target Company EBITDA, the inclusion of bonus payments to Messrs. Gottdiener, Creagh and Silverman was taken into account. “Minimum Company EBITDA” and “Target Company EBITDA” mean, for each fiscal year, the corresponding amount of Company EBITDA shown in the table below:

Fiscal Year Ended December 31	Minimum Company EBITDA ($)	Target Company EBITDA ($)
2007	30,650,000	44,975,000
2008	35,450,000	52,175,000
2009	38,650,000	56,975,000
2010	42,218,000	62,327,000

The targets are generally consistent with those established for compensation purposes in the employment agreements entered into in connection with the CVC Acquisition in September 2005 and have not been revised to reflect our current expectations as a result of changes in company performance or general industry or economic conditions since that date. As such, the Target Company EBITDA does not represent our current view of our projected results in any of the periods presented. As described below, in 2009, Target Company EBITDA was exceeded. We anticipate that Target Company EBITDA will again be exceeded in 2010. The annual bonus award is payable in a combination of cash and a number of restricted shares of Class A common stock. See the description of the employment agreements below under the caption “Employment Agreements with Executive Officers.”

Actions for Fiscal Year 2009

Based on actual Company EBITDA performance of approximately $62.6 million for 2009 against the target as shown in the table above, the actual bonus for each named executive officer was approximately 1.31 times the target annual bonus amount. For purposes of calculating bonuses for the named executive officers and in accordance with the terms of the LLC Agreement, actual Company EBITDA for 2009 includes an adjustment downward due to the current economic environment of approximately $5.3 million, which has the effect of reducing compensation for the named executive officers. Pursuant to the terms of the employment agreements, each executive elected to increase the amount of his annual bonus payable in restricted stock by 15%, such that 45% of the annual bonus for 2009 was paid in restricted shares. As a result, the Company granted a matching award of restricted shares equal to the number of shares of restricted stock paid as a result of the election. The restricted stock grants were authorized by the Compensation Committee on March 10, 2010 and the number of shares granted was calculated based on the closing price of the Class A common stock on that date of $17.00. The restricted shares generally become non-forfeitable as to 1/3 of the award on each of the first three anniversaries of the date of grant. The following table shows the actual annual incentive paid as compared to the target amount.

Name	Fiscal Year 2009 Target Annual Incentive (100% of Base Salary) ($)	Fiscal Year 2009 Actual Annual Cash Incentive (Paid in March 2010) ($)	Number of Restricted Shares of Class A Common Stock Granted (Shares Issued in March 2010) (#)	Value of Restricted Shares on Date of Grant ($)
Noah Gottdiener	750,000	539,321	34,608	588,336
Gerard Creagh	675,000	485,389	31,147	529,499
Jacob Silverman	425,000	305,615	19,611	333,387
Brett Marschke	400,000	287,638	18,458	313,786
Edward Forman	350,000	251,683	16,150	274,550

For a more complete description of the terms of the employment agreements, see “Employment Agreements with Executive Officers.”

Long-Term Incentive Program.  We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Our long-term incentive plan provides certain of our personnel, including our executive officers, with incentives to help align those individuals’ interests with the interests of stockholders. We believe that the use of stock and stock-based awards offers the best approach to achieving our compensation goals.

In connection with the stated objective of achieving the ownership goal with the provision of long-term incentive awards, we adopted the 2007 Omnibus Stock Incentive Plan which permits the granting of several types of equity-based compensation awards. Other than the restricted shares listed above, no awards were made to the named executive officers under the 2007 Omnibus Stock Incentive Plan in 2009.

Other Compensation

Our determination regarding levels of benefits and perquisites is based on what we have seen in the market through our recruiting process and our actual ability to hire senior executives over the last several years. The benefits we have provided to our executives have not materially changed during that period and we believe we are generally competitive with the market. The benefits provided to our executives have been for the most part limited to core benefit programs including health and welfare plans, defined contribution plans, vacation and severance that we find to be typical in the market.

Gerard Creagh, our president, received $20,224 in 2009 in reimbursements for membership dues to his country club and related expenses and is entitled to certain retiree medical benefits. All of our executive officers are eligible for benefits offered to personnel generally, including life, health, disability, dental and vision insurance and our 401(k) plan. In addition, certain of our more senior personnel, including our executive officers, are eligible for supplemental group variable life insurance, a supplemental disability plan and a nonqualified deferred compensation plan. The Compensation Committee in its discretion may revise, amend or add to the executive officers’ benefits and perquisites if it deems it advisable.

Regulatory Limitations

Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer, the chief financial officer, or any of the next three most highly paid executive officers of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Treasury regulations provide transitional rules under Section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held but that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of

Section 162(m). In 2009, all of the compensation paid to Company executives was exempt from the provisions of Section 162(m) under the transitional rules governing initial public offerings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, recommended to the board of directors that it be included in this proxy statement.

William J. Hannigan, Chairman
Robert M. Belke
Sander M. Levy

Compensation Tables

The following tables set forth certain information concerning compensation paid or accrued by the Company, or one of its affiliates, for services rendered in all capacities by our chairman and chief executive officer, our chief financial officer and our other executive officers during the fiscal years ended December 31, 2007, 2008 and 2009. References to stock awards in the tables below are to restricted shares of Class A common stock.

The following table summarizes the compensation earned by our named executive officers.

Summary Compensation Table For 2007, 2008 and 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards(1) ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Noah Gottdiener Chairman and Chief Executive Officer	2009	750,000		—			588,336	539,321	123,553	2,001,210
	2008	750,000		—			963,033	882,785	132,364	2,728,182
	2007	742,917		—		989,550	1,300,339	1,191,981	92,249	4,317,036
Gerard Creagh President	2009	675,000		—			529,499	485,389	131,531	1,821,419
	2008	675,000		—			866,722	794,506	213,482	2,549,710
	2007	672,917		—		806,300	1,170,307	1,072,783	177,027	3,899,334
Jacob Silverman Executive Vice President & Chief Financial Officer	2009	425,000		—			333,387	305,615	69,720	1,133,722
	2008	425,000		—			545,711	500,245	74,713	1,545,669
	2007	422,917		—		733,000	736,861	675,456	51,134	2,619,368
Brett Marschke Executive Vice President and Chief Operating Officer(4)	2009	400,000		—			313,786	287,638	66,029	1,067,453
	2008	400,000		—			513,617	470,819	70,728	1,455,164
	2007	392,564		150,000	(5)	733,000	693,510	635,723	24,916	2,629,713
Edward Forman Executive Vice President, General Counsel & Secretary	2009	350,000		—			274,550	251,683	54,725	930,958
	2008	329,167	(6)	—			422,448	387,248	54,146	1,193,009
	2007	298,333	(6)	—		733,000	520,128	476,792	27,303	2,055,556

(1)	Reflects aggregate grant date fair value of stock options or restricted stock awards computed in accordance with FASB ASC 718, Compensation — Stock Compensation. For a discussion of the assumptions underlying this calculation of the compensation expense, refer to Note 11 to the Company’s Consolidated Financial Statements as of and for the year ended December 31, 2009, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Pursuant to their employment agreements, our executives are paid annual incentive compensation in the first quarter of the year following the year in which the incentive compensation was earned. For example, amounts shown as earned for 2009 were paid in 2010, and so forth. Non-equity incentive plan compensation for 2009 includes amounts to be deferred by the executives pursuant to the DCP, in the amount of $97,078 for Mr. Creagh, $28,764 for Mr. Marschke, and $12,584 for Mr. Forman. Non-equity incentive plan compensation for 2008 includes amounts deferred by the executives pursuant to the DCP, in the amount of $88,279 for Mr. Gottdiener, $158,901 for Mr. Creagh, $25,012 for Mr. Silverman, $47,082 for Mr. Marschke, and $38,725 for Mr. Forman. Non-equity incentive plan compensation for 2007 includes amounts deferred by the executives pursuant to the DCP, in the amount of $238,396 for Mr. Gottdiener, $214,557 for Mr. Creagh, $67,546 for Mr. Silverman, $63,572 for Mr. Marschke, and $119,198 for Mr. Forman. The amounts in this column do not include grants of restricted shares of Class A common stock of the Company made pursuant the employment agreements, including the election by each named executive officer to receive an additional 15% of his incentive compensation in the form of restricted shares of Class A common stock and the Company’s share-for-share match of such additional 15%. These grants of restricted shares of Class A common stock of the Company made pursuant to the employment agreements are included in the amounts in the column labeled “Stock Awards.”
(3)	All Other Compensation for 2009 includes: 401(k) match contributions by the Company (generally available to all employees) in the amount of $11,025 for each of the named executive officers; contributions by the Company to the DCP of $94,953 for Mr. Gottdiener, $84,355 for Mr. Creagh, $49,029 for Mr. Silverman, $45,496 for Mr. Marschke and $36,409 for Mr. Forman; premiums on group life insurance policies in the amount of $1,088 for Mr. Gottdiener, $1,088 for Mr. Creagh, $323 for Mr. Silverman, $714 for Mr. Marschke and $323 for Mr. Forman; dividends paid on unvested restricted stock awards in the amount of $16,488 for Mr. Gottdiener, $14,839 for Mr. Creagh, $9,343 for Mr. Silverman, $8,794 for Mr. Marschke and $6,968 for Mr. Forman; and reimbursement of country club dues and expenses of $20,224 for Mr. Creagh.
(4)	Mr. Marschke’s compensation in 2007 reflects the fact that he began serving the company in January of 2007.
(5)	Includes a $150,000 sign-on bonus awarded in 2007.
(6)	Includes $6,583 and $3,750 deferred by Mr. Forman in 2008 and 2007, respectively, pursuant to the Company’s deferred compensation plan.

Grants of Plan-Based Awards For 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Noah Gottdiener	2/26/09	—	—	—	—	—	—	64,245	963,033
	—	0	525,000	(*)	0	(**)	(*)	—	—
Gerard Creagh	2/26/09	—	—	—	—	—	—	57,820	866,722
	—	0	472,500	(*)	0	(**)	(*)	—	—
Jacob Silverman	2/26/09	—	—	—	—	—	—	36,405	545,711
	—	0	297,500	(*)	0	(**)	(*)	—	—
Brett Marschke	2/26/09	—	—	—	—	—	—	34,264	513,617
	—	0	280,000	(*)	0	(**)	(*)	—	—
Edward Forman	2/26/09	—	—	—	—	—	—	28,182	422,448
	—	0	245,000	(*)	0	(**)	(*)	—	—

*	No maximum.
**	Represents 30% of the target incentive payment which, pursuant to each named executive officer’s employment agreement as described above under the section heading entitled “Employment Agreements of Executive Officers,” is payable in restricted shares of Class A Common Stock based on the closing price of the Class A Common Stock on the date of grant, rounded down to the nearest whole share. At target, these amounts are $225,000 for Mr. Gottdiener, $202,500 for Mr. Creagh, $127,500 for

Mr. Silverman, $120,000 for Mr. Marschke, and $105,000 for Mr. Forman. Each named executive officer is also entitled to elect up to an additional 15% of the annual incentive payment to be paid in restricted shares of Class A Common Stock, in which case the Company will match such additional shares on a one-for-one basis. In 2009, each of the named executive officers made such election with respect to the full 15%.
(1)	Represents 70% of the target annual incentive payment which, pursuant to each named executive officer’s employment agreement as described above under the section heading entitled “Employment Agreements of Executive Officers,” is payable in cash.
(2)	Represents grants of shares of restricted Class A common stock in connection with the employment agreements as described above. The restrictions on transfer and forfeiture provisions with respect to one-third of the shares are eliminated on each of the first three anniversaries of the date of grant.
(3)	Reflects aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC 718, Compensation — Stock Compensation.

Outstanding Equity Awards At Fiscal Year-End 2009

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Noah Gottdiener	67,500	67,500	$16.00	9/28/2017	—		—
	—	—	—	—	227,118	(3)	4,147,175
	—	—	—	—	36,435	(4)	665,303
	—	—	—	—	36,434	(5)	665,285
	—	—	—	—	45,674	(6)	834,007
					64,245	(7)	1,173,114
Gerard Creagh	55,000	55,000	$16.00	9/28/2017	—		—
	—	—	—	—	48,322	(4)	882,360
	—	—	—	—	48,321	(5)	882,341
	—	—	—	—	41,107	(6)	750,614
	—	—	—	—	57,820	(7)	1,055,793
Jacob Silverman	50,000	50,000	$16.00	9/28/2017	—
	—	—	—	—	37,847	(3)	691,086
	—	—	—	—	14,496	(4)	264,697
	—	—	—	—	14,496	(5)	264,697
	—	—	—	—	25,882	(6)	472,605
	—	—	—	—	36,405	(7)	664,755
Brett Marschke	50,000	50,000	$16.00	9/28/2017	—
	—	—	—	—	63,914	(8)	1,167,070
	—	—	—	—	24,360	(6)	444,814
					34,264	(7)	625,661
Edward Forman	50,000	50,000	$16.00	9/28/2017	—
	—	—	—	—	15,462	(9)	282,336
	—	—	—	—	6,968	(10)	127,236
	—	—	—	—	18,270	(6)	333,610
					28,182	(7)	514,603

(1)	These unvested options will vest 50% on each of the next two anniversaries of the date of grant (September 28, 2007).

(2)	Represents the fair value of the equity awards that have not been considered “vested” for purposes of this table based on $18.26 per unit or share (based on the closing share price of the Company’s Class A common stock on December 31, 2009).
(3)	These unvested New Class A Units will vest 33% on each of the next three anniversaries of the pricing of D&P Corporation’s initial public offering (September 27, 2007).
(4)	These unvested New Class A Units will vest 100% on September 30, 2010, the next anniversary of the date of grant (September 30, 2005).
(5)	These unvested New Class A Units were subject to D&P Acquisitions achieving a specified level of EBITDA, adjusted for certain items, in 2008. As the specified thresholds were met, all of the unvested New Class A Units will vest on December 31, 2010 without any further performance requirements.
(6)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 50% of the shares are eliminated on each of the next two anniversaries of the date of grant (March 19, 2008).
(7)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 33% of the shares are eliminated on each of the next three anniversaries of the date of grant (February 26, 2009).
(8)	These unvested New Class A Units will vest 50% on each of the next two anniversaries of the date of grant (February 2, 2008).
(9)	These unvested New Class A Units will vest 50% on each of the next two anniversaries of the date of grant (March 1, 2006).
(10)	These unvested New Class A Units will vest 50% on each of the next two anniversaries of the date of grant (October 29, 2006).

Option Exercises and Stock Vested in 2009

	Unit Awards			Stock Awards
Name	Number of Units Acquired on Vesting(1) (#)	Value Realized on Vesting ($)		Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
Noah Gottdiener	148,576	2,814,682	(3)	22,837	337,759	(4)
Gerard Creagh	123,771	2,327,963	(5)	20,553	303,979	(4)
Jacob Silverman	41,608	784,289	(6)	12,941	191,397	(4)
Brett Marschke	21,305	320,640	(7)	12,179	180,127	(4)
Edward Forman	11,216	166,866	(8)	9,134	135,092	(4)

(1)	Represents the number of New Class A Units that were converted from legacy units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.
(2)	Represents restricted stock awards which vested during the year.
(3)	Based on a price per unit of $19.17 (the closing price per share of the Company’s Class A common stock on September 25, 2009) for 75,706 New Class A Units that vested on September 27, 2009; a price per unit of $19.16 (the closing price per share of the Company’s Class A common stock on September 30, 2008) for 36,435 New Class A units that vested on September 30, 2009; and a price per unit of $18.26 (the closing price per share of the Company’s Class A common stock on December 31, 2009) for 36,435 New Class A units that vested on December 31, 2009.
(4)	Based on the closing price of Class A common stock of $14.79 on March 19, 2009, the date of vesting.
(5)	Based on a price per unit of $19.16 (the closing price per share of the Company’s Class A common stock on September 30, 2009) for 75,450 New Class A Units that vested on September 30, 2009 and a price per unit of $18.26 (the closing price per share of the Company’s Class A common stock on December 31, 2009) for 48,321 New Class A units that vested on December 31, 2009.
(6)	Based on a price per unit of $19.17 (the closing price per share of the Company’s Class A common stock on September 25, 2009) for 12,616 New Class A Units that vested on September 27, 2009; a price per unit of $19.16 (the closing price per share of the Company’s Class A common stock on September 30, 2009) for 14,496 New Class A units that vested on September 30, 2009; and a price per unit of $18.26

(the closing price per share of the Company’s Class A common stock on December 31, 2009) for 14,496 New Class A units that vested on December 31, 2009.
(7)	Based on a price per unit of $15.05 (the closing price per share of the Company’s Class A common stock on February 2, 2009) for 21,305 New Class A units that vested on February, 2, 2009.
(8)	Based on a price per unit of $13.84 (the closing price per share of the Company’s Class A common stock on February 27, 2009) for 7,732 New Class A units that vested on March 1, 2009; and a price per unit of $17.18 (the closing price per share of the Company’s Class A common stock on October 29, 2009) for 3,484 New Class A units that vested on October 29, 2009.

Nonqualified Deferred Compensation For 2009

Name	Executive Contributions in 2009(1) ($)	Registrant Contributions in 2009(2) ($)	Aggregate Earnings in 2009 ($)	Aggregate Balance at December 31, 2009 ($)
Noah Gottdiener	88,278	94,953	185,983	643,120
Gerard Creagh	158,901	84,355	84,478	589,969
Jacob Silverman	25,012	49,029	52,468	223,883
Brett Marschke	47,082	45,496	28,419	195,052
Edward Forman	38,725	36,409	71,334	256,345

(1)	Does not include deferrals made by the named executive officers in the first quarter of 2009 with respect to FY 2008 bonus compensation.
(2)	Represents contributions made by the Company in 2010 with respect to 2009 compensation pursuant to its Deferred Compensation Plan. Represents contributions made by D&P Acquisitions in 2009 with respect to 2008 compensation pursuant to its Nonqualified Supplemental Retirement Plan which was made available to all managing directors and executive officers of D&P Acquisitions. Pursuant to the plan, D&P Acquisitions contributed 4.5% of each participant’s total cash compensation that exceed the statutory maximum compensation for 401(k) plan participation ($245,000 in 2009) provided that the participant had made the maximum allowable deductible contribution to his 401(k) account ($16,500 in 2009). These amounts are included in the Summary Compensation Table as “Other Compensation.”

The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Elections for deferrals of base salary must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made 6 months prior to the end of the applicable performance period or within 30 days of becoming eligible for the plan. Non-employee directors may also defer up to 100% of their fees into the DCP.

Payments from the DCP automatically begin upon termination of employment, or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Participants also may elect to make an in-service withdrawal during each open enrollment period. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments Upon Termination or Change of Control as of End of FY 2009

The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment agreement in effect at year end. The table assumes that the triggering event occurred on December 31, 2009 and uses a share price of $18.26, the closing price of our common stock on December 31, 2009, the last trading day of the year.

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change of Control ($)	Termination Following Change of Control ($)
Noah Gottdiener	Salary	750,000	—	—	—	1,500,000
	Bonus	980,584	—	—	—	1,961,168
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	7,637,434	7,135,653	7,135,653	5,477,763	7,637,434
	Benefits Continuation	20,176	—	40,352	—	20,176
	Excise Tax Gross Up	—	—	—	—	1,890,840
	Total Value	9,388,194	7,135,653	7,176,005	5,477,763	13,009,618
Gerard Creagh	Salary	675,000	—	—	—	1,350,000
	Bonus	882,525	—	—	—	1,765,050
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	3,695,408	3,243,806	3,243,806	1,764,701	3,695,408
	Benefits Continuation	17,560	—	35,120	—	17,560
	Excise Tax Gross Up	—	—	—	—	—
	Total Value	5,270,493	3,243,806	3,278,926	1,764,701	6,828,018
Jacob Silverman	Salary	425,000	—	—	—	850,000
	Bonus	555,664	—	—	—	1,111,328
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	2,470,841	2,186,501	2,186,501	1,220,480	2,470,841
	Benefits Continuation	20,176	—	40,352	—	20,176
	Excise Tax Gross Up	—	—	—	—	844,597
	Total Value	3,471,681	2,186,501	2,226,853	1,220,480	5,296,942
Brett Marschke	Salary	400,000	—	—	—	800,000
	Bonus	522,978	—	—	—	1,045,956
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	2,350,544	2,082,925	2,082,925	1,167,070	2,350,544
	Benefits Continuation	20,176	—	40,352	—	20,176
	Excise Tax Gross Up	—	—	—	—	—
	Total Value	3,293,698	2,082,925	2,123,277	1,167,070	4,216,676
Edward Forman	Salary	350,000	—	—	—	700,000
	Bonus	457,606	—	—	—	915,212
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	1,370,785	1,158,732	1,158,732	409,572	1,370,785
	Benefits Continuation	20,176	—	40,352	—	20,176
	Excise Tax Gross Up	—	—	—	—	653,319
	Total Value	2,198,567	1,158,732	1,199,084	409,572	3,659,492

See “Employment Agreements with Executive Officers” below for a complete description of the terms of the employment agreements and amounts due upon termination.

Employment Agreements with Executive Officers

As noted above, on July 17, 2007, Duff & Phelps, LLC entered into employment agreements with each of Messrs. Gottdiener, Creagh, Silverman, Marschke and Forman, which provide that Mr. Gottdiener will serve as our chief executive officer, Mr. Creagh as our president, Mr. Silverman as our executive vice president and chief financial officer, Mr. Marschke as our chief operating officer and Mr. Forman as our executive vice president, general counsel and secretary. Each of the agreements became effective on September 27, 2007, the date that our registration statement with respect to our initial public offering became effective, and has an initial term that ends on December 31, 2010, with automatic one-year renewal periods thereafter.

Pursuant to the employment agreements, Mr. Gottdiener will receive an annual base salary of $750,000; Mr. Creagh will receive an annual base salary of $675,000; Mr. Silverman will receive an annual base salary of $425,000; Mr. Marschke will receive an annual base salary of $400,000; and Mr. Forman will receive an annual base salary of $300,000, which was subsequently increased to $350,000 in 2008. The annual salaries may be increased from time to time by our board of directors (or in the case of Mr. Gottdiener, the Compensation Committee). In addition, each of the employment agreements provides for an annual bonus for each fiscal year. The target annual bonus is 100% of annual base salary, based on our achieving targeted adjusted EBITDA thresholds specified in the employment agreements. If we achieve greater than the targeted adjusted EBITDA threshold, the amount of the bonus increases proportionally and is not subject to a cap. The annual bonus is payable in the form of 70% cash and the remainder in a number of restricted shares of our Class A common stock, valued at the per share closing price on the date the bonus is paid, rounded down to the nearest whole share. The restricted shares awarded as bonus payments generally become non-forfeitable as to 1/3 of each such award on each of the first three anniversaries of the date of grant. In addition, each of the executive officers may elect to increase the amount of their bonus payable in restricted stock by up to 15%, such that the maximum percentage of the bonus payable in such restricted stock is 45%. In the event that an executive officer so elects, we will grant a matching award of restricted stock equal to the number of shares of restricted stock paid as a result of the election. Each of the named executive officers made such election in 2009. The matching award has the same vesting schedule as the automatic awards discussed above. In order to receive an annual bonus, the executive generally must have been employed by us or one of our subsidiaries on the last day of the fiscal year to which the bonus relates. Each annual bonus is payable to the executives on or before March 15 following the year to which it applies. The employment agreements also provide that each of the named executive officers will be eligible to participate in company benefit plans relating to, among other things, options, equity purchase, pension, profit sharing, employee equity ownership and group life insurance.

Pursuant to the employment agreements, if an executive’s employment terminates prior to the expiration of the term by us for “cause” (as defined in the employment agreements) or is terminated by the executive without “good reason” (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination.

If an executive’s employment terminates prior to the expiration of the term due to death or “disability” (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination, any pro rata portion of the annual bonus up to the date of such termination, acceleration of vesting of the awards of restricted stock paid as part of an annual bonus (other than acceleration of vesting with respect to the matching portion of any award), and acceleration of any unvested equity awarded to the executive prior to the date of the employment agreement.

If an executive retires after reaching retirement age (generally 65 years of age or 55 years of age with 15 years of service to us or a subsidiary) the executive would be entitled to receive any base salary earned but unpaid through the date of termination, and, if the executive signs a general release of liability, any unvested equity awarded to the executive under the employment agreement would become vested.

If an executive’s employment is terminated prior to the expiration of the term by us without cause or by the executive for good reason, and the executive signs a general release of liability, the executive would be entitled to: (i) any base salary earned, but unpaid through the date of termination and a payment equal to the executive’s annual base salary as of the date of termination; (ii) the amount of the most recent annual bonus earned by the executive or, if higher, the target bonus amount as of the date of termination; (iii) any pro rata portion of the annual bonus up to the date of termination; (iv) full and immediate vesting of any equity or equity-based awards (including stock options) then held by the executive; (v) should the executive elect continuation of the medical and dental benefits under COBRA, payment of the executive’s costs for such coverage for a period of up to one year following the date of termination; and (vi) any other amounts or benefits required to be paid or provided, or which the executive is entitled to receive, as of the date of termination, as provided for under any plan, program, policy, contract or agreement of the Company or any subsidiaries, including any severance plan or policy which is then applicable to executive.

If an executive’s employment is terminated prior to the expiration of the term and within 18 months following a “change in control” (as defined in the employment agreements) and the executive signs a general release of liability, (unless such termination is for cause, by reason of death or disability, or by the executive without good reason) the executive would be entitled to the same payments and benefits as if terminated without cause, and would be entitled to an additional amount equal to the executive’s annual base salary as of the date of termination and the amount of the most recent annual bonus earned by the executive or, if higher, the target bonus amount as of the date of termination. For purposes of the employment agreements, change in control generally includes circumstances in which any person acquires 50% of our voting securities, if the directors as of the effective date of the agreement fail to constitute a majority of our board of directors, if there is a merger or acquisition of the Company or any of our subsidiaries, or if our stockholders approve a sale or liquidation of the Company or an agreement to sell or dispose of substantially all of our assets is consummated.

Our executives are also entitled to tax gross-up payments in the event that compensation to the executive is assessed an excise tax on “excess parachute payments” under Section 280G of the Code or in the event that an excise tax is assessed under Section 409A of the Code (despite the full cooperation of the executives to ensure compliance with Section 409A).

Pursuant to the employment agreements, our executives are required, whether during or after employment with us, to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure. Additionally, our executives are subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and during the one-year period immediately after employment is terminated, each of our executives will not, directly or indirectly engage or have any financial interest in any business within a 50-mile radius of any metropolitan area in which we conducted significant business during the 12-month period immediately preceding the subject termination of employment (i) that competes with any business actively conducted in such area by us and (ii) that is of the type of business activity in which the executive was engaged on our behalf. In addition, during the term of employment and during the two-year period immediately after employment is terminated, each of our executives is prohibited from soliciting our employees for hire and from soliciting business from our clients.

We have also agreed in the employment agreements to indemnify our executives for liability arising from the fact that they were employed by us or acting on our behalf (other than liability incurred as a result of the executive’s gross negligence or willful misconduct).

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the Exchange Act.

Certain Relationships and Related Transactions

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between the Company and a board member or a principal shareholder, and members of their immediate families.

In addition, the Company has a Code of Business Ethics (the “Code”) which applies to directors and employees and their family members. The Code may be found on our webpage at www.duffandphelps.com under the Investor Relations tab and is available in print to any stockholder who requests a copy by writing to the Company’s secretary. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting ownership of interests in certain other businesses, trading in client securities, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or the Company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the chief compliance officer and, in the case of directors, by the Audit Committee. The Code also prohibits the Company from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO THE COMPANY’S 2007
OMNIBUS STOCK INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve amendments to our 2007 Omnibus Stock Incentive Plan (the “Plan”). If the amendments are not approved, the amendments will not become effective and the Plan will continue to be administered without regard to the amendments.

The proposed amended Plan is printed in full and attached to this Proxy Statement as Appendix 1 and is incorporated herein by reference. The following summaries of the proposed amended Plan are qualified in their entirety by reference to the full text of the proposed amended Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE COMPANY’S 2007 OMNIBUS STOCK INCENTIVE PLAN.

Proposed Material Plan Amendments

The Plan is being submitted to the Company’s stockholders in order to: (1) authorize an increase in the number of shares reserved for issuance under the Plan by 5,000,000 Shares of Class A common stock so that a total of 11,150,000 Shares of Class A common stock in the aggregate will be reserved for issuance under the Plan; (2) eliminate a Plan provision that expressly allows for repricing of certain awards without stockholder approval; (3) approve the extension of the term of the Plan until ten years from the date of the approval of the stockholders; (4) ensure its compliance with Section 162(m), so that performance-based awards under the Plan may qualify as deductible compensation under Section 162(m); and (5) ensure its compliance with the NYSE Corporate Governance Standards concerning stockholder approval of equity compensation plans (the “Corporate Governance Standards”).

Increase to the Maximum Number of Shares of Class A Common Stock Issuable Under the Plan

The board of directors believes the approval of the amendments to the Plan and the increase in authorized shares under the Plan is necessary to meet the Company’s objectives to continue to attract and retain the officers, employees, non-employee directors and consultants of the Company and its subsidiaries and to encourage and enable them to acquire a proprietary interest in the Company. The Board believes that providing such persons with a direct stake in the Company helps assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Adoption of the Plan will enable the Company to continue to award such incentives into the future.

If this Proposal 2 is adopted, a maximum of 11,150,000 shares of Class A common stock will be reserved for issuance under the Plan. The Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. This is the only equity plan established by the Company and, if this Proposal is approved, would represent maximum potential equity overhang of approximately 22%, which we believe falls within established norms for the Peer Group.

The Board believes that existing equity grants have contributed substantially to achievement of the Company’s success and that the future granting of equity awards will continue to contribute to the Company’s success and is comparable with the practices of other financial services companies. If the amendments to our Plan our approved, the Company will have additional authorized shares of Class A common stock available for future grants, for new hires and to encourage retention of existing officers, employees, non-employee directors and consultants.

As of March 11, 2010, 45,734 shares of Class A common stock will remain available for future issuance under the Plan. In addition, as of that date, 1,811,737 options are outstanding, 3,623,847 restricted stock awards are outstanding and 320,458 restricted stock units are outstanding.

Elimination of Repricing Provision

This Proposal, if approved, also removes a Plan provision that expressly allows the Compensation Committee to reduce the exercise price of options or Stock Appreciation Rights (“SARs”) or effect repricing through cancellation and re-grants at its discretion without stockholder approval, actions the Compensation Committee has never taken.

Extension of the Term of the Plan

We are asking in this Proposal for your approval to extend the term of the Plan until ten years from the date of your approval. If you approve this Proposal, no new awards will be made under the Plan after May 6, 2020.

Section 162(m) and Approval of Performance Criteria

Section 162(m) denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly held corporation to the following individuals who are employed at the end of the corporation’s taxable year (“Covered Employees”): the chief executive officer and the three other most highly compensated executive officers (other than the chief executive officer and the chief financial officer) for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment of any such compensation, and that the plan be administered by “outside directors.” Accordingly, if the Plan is approved by stockholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, certain compensation paid to Covered Employees pursuant to the Plan will not be subject to the deduction limit of Section 162(m). We are asking in this Proposal for your approval of the Plan and the performance goals that are applicable under the Plan where an award is intended to qualify as performance-based compensation under Section 162(m).

Specifically, to comply with the requirements of Section 162(m), we are seeking stockholder approval of our existing performance criteria listed below. If this Proposal is approved, awards intended to be performance based (whether or not those awards are otherwise intended to comply with Section 162(m) of the Code) may be based on any of the following criteria, including any combination thereof, and these criteria may be applicable to the organizational level specified by the Compensation Committee, including the Company, D&P Acquisitions or a unit, division, group, or Subsidiary of the Company:

•	earnings before interest, taxes, depreciation and amortization;
•	net income (loss) (either before or after interest, taxes, depreciation and/or amortization);
•	changes in the market price of the stock;
•	economic value-added;
•	funds from operations or similar measure;
•	sales or revenue;
•	acquisitions or strategic transactions;
•	operating income (loss);
•	cash flow (including, but not limited to, operating cash flow and free cash flow);
•	return on capital, assets, equity, or investment;
•	stockholder returns;
•	return on sales;
•	gross or net profit levels;
•	productivity;

•	expense;
•	margins;
•	operating efficiency;
•	customer satisfaction;
•	working capital;
•	earnings (loss) per share of sock;
•	sales or market shares and number of customers; and
•	any of one or more of the above, any of which may measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Corporate Governance Standards

The Corporate Governance Standards provide that stockholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto. The Plan is an equity compensation plan (i.e., a plan that provides for the delivery of shares of Class A common stock to our employees as compensation for their services) and we are asking in this Proposal for your approval of the Plan in compliance with the Corporate Governance Standards.

Summary of Remaining Material Provisions of the Plan Taking Into Account this Proposal

Purposes

The principal purpose of the adoption of the amendments to the Plan is to enable us to continue to attract and retain our officers, employees, non-employee directors and consultants and to continue to encourage and enable them to acquire a proprietary interest in the Company. The Plan permits us and our subsidiaries to make grants of “incentive stock options,” within the meaning of Section 422 of the Code, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, dividend equivalent rights and other stock-based awards, or any combination of the foregoing.

Shares Available for Awards

As discussed above, if this Proposal 2 is adopted, a maximum of 11,150,000 shares of Class A common stock will be reserved for issuance under the Plan. The number of shares reserved under the Plan is also subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

No more than one-half of the authorized number of shares may be issued in the form of incentive stock options. In addition, no more than one-half of the authorized number may be granted to any one individual during any calendar year.

Any shares subject to an award granted under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Plan. Notwithstanding the foregoing, shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding may not again be made available for issuance as awards under the Plan. In addition,

•	Upon exercise of stock appreciation rights, the gross number of shares exercised will be deducted from the total number of shares remaining available for issuance under the Plan; and
•	Upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option award will be surrendered. Likewise, upon exercise of an option with respect to which a tandem stock appreciation right is outstanding, the related stock appreciation right will terminate and no longer be exercisable.
•	Substitute awards granted in connection with the acquisition by or merger or consolidation with the Company or a subsidiary with another entity will not count against the maximum shares reserved for issuance under the Plan. (See discussion of “Mergers and Other Transaction” below.)

Administration of the Plan

The Plan will be administered by the Compensation Committee of our Board. The Compensation Committee may interpret the Plan and may make all determinations necessary or desirable for its administration and has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the Plan.

Eligibility

All full-time and part-time officers, employees, non-employee directors, members and consultants of the Company, D& P Acquisitions and subsidiaries are eligible to participate in the Plan.

Types of Awards

The following awards may be granted under the Plan:

•	incentive stock options and nonqualified stock options;
•	stock appreciation rights;
•	restricted stock;
•	deferred stock awards;
•	dividend equivalent rights
•	performance-based awards; and
•	other stock-based awards.

Options.  We may issue incentive stock options or non-qualified stock options under the Plan. The exercise price of stock options awarded under the Plan may not be less than 100% of the fair market value of Class A common stock on the date of the option grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

Stock Appreciation Rights.  SARs may be granted under the Plan. SARs allow the participant to receive the appreciation in the fair market value of Class A common stock between the exercise date and the date of grant in the form of shares of Class A common stock. The exercise price of SARs awarded under the Plan may not be less than 100% of the fair market value of Class A common stock on the date of grant. The Compensation Committee determines the terms of SARs, including when such rights become exercisable and the period of time, if any, after retirement, death, disability or other termination of employment during which SARs may be exercised.

Restricted Stock and Deferred Stock.  Restricted stock and deferred stock awards may also be granted under the Plan. Restricted stock awards are shares of Class A common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate, including attainment of performance criteria or goals. Shares of restricted stock that do not satisfy the vesting conditions are subject to our right of repurchase or forfeiture. Deferred stock awards are stock units entitling the participant to receive shares of Class A common stock paid out on a deferred basis and subject to such restrictions and conditions as the Compensation Committee shall determine. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate, including attainment of performance criteria or goals. Deferred stock awards that do not satisfy the vesting conditions are subject to forfeiture.

Dividend Equivalent Rights.  Dividend equivalent rights may also be granted under the Plan. These rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of Class A common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

Other Stock-based Awards.  Other stock-based awards under the Plan will include awards that are valued in whole or in part by reference to shares of Class A common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, membership units in a subsidiary or D&P Acquisitions, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership units. We may make certain awards in the form of long-term incentive units, or “LTIP units.” LTIP units will be issued pursuant to a separate series of units in D&P Acquisitions. LTIP units, which can be granted either as free-standing awards or in tandem with other awards under the Plan, will be valued by reference to the value of Class A common stock, and will be subject to such conditions and restrictions as the Compensation Committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance criteria, goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of Class A common stock underlying the LTIP unit award or other distributions from D&P Acquisitions, and the Compensation Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class A common stock or LTIP units.

LTIP units may be structured as “profits interests” for federal income tax purposes, in which case we would not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of Class A common stock reserved under the Plan, thereby reducing the number of shares of Class A common stock available for other equity awards on a one-for-one basis. However, the Compensation Committee has the authority under the Plan to determine the number of shares of Class A common stock underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, D&P Acquisitions “capital account allocations,” to the extent set forth in the LLC Agreement, the Code or Treasury Regulations, value accretion factors and conversion ratios.

Performance-based Awards.  The Compensation Committee may grant awards that are intended to be performance-based awards under Section 162(m) of the Code. The performance criteria are described and listed above.

Transfer Restrictions

Unless the Compensation Committee provides otherwise, the Plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime.

Mergers and Other Transactions

In the case of a “Sale Event” (defined in the Plan to include, among other things, the dissolution or liquidation of the Company, the sale of all or substantially all of the assets of the Company to an unrelated person or entity, a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity), the Compensation Committee has the right to accelerate the vesting and/or exercisability of all outstanding awards. Upon the effective time of the Sale Event, the Plan and all outstanding awards granted will terminate, unless in connection with the Sale Event, the parties to the event have otherwise provided for the assumption or continuation of awards by the successor entity, or the substitution of such awards with new awards of the successor entity or its parent, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as the parties agree (after taking into account any acceleration). In the event of a Sale Event pursuant to which holders of the Stock receive upon consummation a cash payment for each share surrendered in the Sale Event, the Company has the right, but not the obligation, to make a cash payment to the grantees holding options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Compensation Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding options and SARs.

The Compensation Committee may grant awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a subsidiary or the acquisition by the Company or a subsidiary of property or stock of the employing corporation. The Compensation Committee may direct that the substitute awards be granted on such terms and conditions as the Compensation Committee considers appropriate in the circumstances. Any substitute awards granted under the Plan will not count against the maximum number of shares available for issuance under the Plan.

Plan Amendment and Termination

The terms of the Plan provide that we may amend, suspend or terminate the Plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder’s consent. As described above, no new awards will be made under the Plan after the tenth anniversary of the date on which stockholder approval is received. The Proposal, if approved, removes the provision permitting the Compensation Committee to reduce the exercise price of options or SARs or effect repricing through cancellation and re-grants at its discretion without stockholder approval.

S-8 Registration

We intend to file with the SEC a registration statement on Form S-8 covering the additional shares of Class A common stock issuable under the Plan following approval of this Proposal.

Certain Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the Plan under the provisions of the Code as currently in effect. These rules are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local, or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant’s individual circumstances.

Incentive Stock Options (“ISOs”)

A participant will not recognize any ordinary income (and the Company will not be permitted any deduction) upon the grant or timely exercise of an ISO. However, the amount by which the fair market value of Stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item that increases the participant’s “alternative minimum taxable income.”

Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a 50% -or-more owned subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled participant, and without limit in the case of death). The tax consequences of an untimely exercise of an ISO will be determined in accordance with rules applicable to nonqualified stock options, discussed below.

If Stock acquired pursuant to the timely exercise of an ISO is later disposed of, and if the Stock is a capital asset of the participant, the participant generally will recognize short-term or long-term capital gain or loss (depending upon the length of time such shares were held by the participant) equal to the difference between the amount realized upon such sale and the exercise price. The Company, under these circumstances, will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of the Stock by the participant.

If, however, Stock acquired pursuant to the timely exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date the Stock is transferred to him or her upon exercise (a “disqualifying disposition”), any gain realized by the participant generally will be taxable at the time of the disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the Stock on the date the ISO is exercised or the amount realized on the disqualifying disposition and (ii) if the Stock is a capital asset of the participant, as short-term or long-term capital gain (depending upon the length of time the shares were held by the participant) to the extent of any excess of the amount realized on the disqualifying disposition over the sum of the exercise price and any ordinary income recognized by the participant. In this case, the Company may claim an income tax deduction at the time of the disqualifying disposition for the amount taxable to the participant as ordinary income.

Nonqualified Stock Options and Stock Appreciation Rights

The grant of nonqualified stock options and SARs will not result in income taxable to the participant or provide a deduction to the Company. However, the exercise of a nonqualified stock option or SAR results in taxable income to the holder, and the Company generally is entitled to a corresponding deduction. At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the stock option’s exercise price. At the time of the exercise of a SAR, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the participant upon exercise.

Payment of Exercise Price in Shares

If an option is exercised through the use of Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise a stock option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income in the amount described above.

Restricted Stock

A participant who is granted a restricted stock award will not be taxed upon the acquisition of these shares so long as the interest in such these is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any restricted stock awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The Company generally will be entitled to a corresponding deduction when the value of the award is included in the recipient’s taxable income. The basis of the restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.

A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

Restricted Stock Units

A participant who is granted a restricted stock unit will not be taxed upon the grant of the award. Upon receipt of payment of cash or shares pursuant to a restricted stock unit, the participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares received, and the Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Performance Awards

A recipient of a performance award will generally realize ordinary income at the time shares are transferred or cash is paid to the participant with respect to that award and the Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Other Types of Awards

With respect to other awards under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and the fair market value of any other property received will be ordinary income to the participant, and the Company generally will be entitled to a tax deduction in the same amount.

Employment Tax

In general, the amount that a participant recognizes as ordinary income under an award also is treated as “wages” for purposes of the Federal Insurance Contributions Act (“FICA”). The participant and the Company must pay equal amounts of federal employment tax under FICA with respect to the participant’s wages.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” (the chief executive officer and the three other most highly compensated executive officers of the Company other than the chief financial officer) to no more than $1 million. Excluded from total compensation for this purpose is compensation that is “performance-based” within the meaning of Section 162(m). As noted above, performance-based awards granted under the Plan are intended to be excluded from computation of the $1 million limitation.

Section 409A of the Code

The American Jobs Creation Act of 2004 added Section 409A to the Code, which imposes restrictions on “nonqualified deferred compensation.” Code Section 409A generally applies to amounts deferred after December 31, 2004. Generally, options and SARs with an exercise price at least equal to the fair market value of the underlying stock on the date of grant and restricted stock will not be considered deferred compensation if such awards do not include any other feature providing for the deferral of compensation. Failure to follow the provisions of Section 409A of the Code can result in taxation to the grantee of a 20% excise tax and interest on the taxable amount and, depending on the state, additional state taxes. It is intended that payments and benefits under the Plan comply with or be exempt from Section 409A of the Code.

On March, 11, 2010 the closing price of the Company’s common stock on the NYSE was $17.00 per share.

New Plan Benefits

Future grants under the Plan are within the discretion of the Compensation Committee and the benefits of such grants are, therefore, not determinable. Information pertaining to awards outstanding under the Plan and shares available as of December 31, 2009 is depicted in the table set forth below under included in Equity Compensation Plan Information. As described in the table headed “Grants of Plan-Based Awards” included in Compensation Discussion and Analysis, 30% of the annual bonus paid to our named executive officers is paid to them in the form of restricted stock, however pursuant to the terms of the employment agreements, each named executive officer may elect to increase the amount of his annual bonus payable in restricted stock by 15%, such that 45% of the annual bonus would be paid in restricted shares.

The table below sets forth the number and value of restricted shares that we anticipate will be awarded under the Plan, during the first quarter of 2011 to our named executive officers, as identified in the Compensation Discussion and Analysis section included herein, assuming that the named executive officers earn their target bonus for 2010 and assuming that 30% of the annual bonus is paid in restricted stock. If targets are exceeded, the amount of the bonus increases proportionately and if recipients elect that a greater portion of the bonus be paid in the form of restricted stock, the actual amounts of restricted stock awarded as part of annual bonuses due to performance in 2010 could be greater by way of the named executive officers electing to receive the additional 15% of his annual bonus in restricted stock. On the other hand, if targets are not met, actual amounts awarded could be less than anticipated. We also anticipate that each director will receive a grant of restricted shares of Class A common stock having a value of $50,000 on the day prior to our next annual meeting of stockholders. The number of shares underlying such awards is not determinable at this time.

Name	Anticipated Awards of RSAs Granted During First Quarter of 2011(1) (#)	Anticipated Value of RSAs Granted During First Quarter of 2011(2) ($)
Noah Gottdiener	13,235	224,995
Gerard Creagh	11,911	202,487
Jacob Silverman	7,500	127,500
Brett Marschke	7,058	119,986
Edward Forman	6,176	104,992

(1)	Assumes that the 2010 Target Company EBITDA of $62,327,000 is achieved.
(2)	Assumes a closing stock price of $17.00 on day of grant in the first quarter of 2011.

Equity Compensation Plan Information

The following table lists information regarding outstanding options and shares reserved for future issuance under our equity compensation plans at December 31, 2009. All equity compensation plans have been approved by the stockholders.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrant, and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)
2007 Omnibus Stock Plan	4,328,739	16.00	1,598,682

(1)	Includes common stock issuable upon the vesting of 2,513,377 shares of restricted stock and the exercise of 1,815,362 outstanding options granted under our 2007 Omnibus Stock Plan.
(2)	The weighted average exercise price shown relates solely to the options granted. The restricted stock awards and units have no exercise price due to their nature.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

KPMG LLP, which has been the independent registered public accounting firm for the Company, has been appointed by the Audit Committee as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2010. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal by shares of Class A and Class B common stock voting together as a single class once a quorum is present. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERTED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s and its predecessors’ annual financial statements for the years ended December 31, 2009 and 2010 and fees for other services rendered by KPMG LLP during those periods:

	2009 ($)	2008 ($)
Audit Fees	2,768,270	2,806,325
Audit Related Fees	25,300	100,000
Tax Fees	—	—
All Other Fees	—	—
Total	2,793,570	2,906,325

Audit Fees — all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of the Company and its predecessors; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our initial public offering and subsequent registration statements and prospectuses.

Audit Related Fees — services with respect to audits of the Company’s defined contribution plan.

Tax Fees — tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees — any other work that is not Audit, Audit-Related or a Tax Service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal years 2009 and 2008 were compatible.

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter.

The Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Company’s finance department and management of the Company, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of the Company’s systems of internal control for the fiscal year ended December 31, 2009.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2009:

•	Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2009. Management has the primary responsibility for such financial statements and press releases.
•	Discussed with the independent auditors the matters requiring discussion under all relevant profession and regulatory standards.
•	Received the written disclosures and the letter from the independent auditors and discussed with the independent auditors their independence under all relevant professional and regulatory standards.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

William R. Carapezzi, Chairman
Robert M. Belke
Peter W. Calamari
Harvey M. Krueger

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the named proxies to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone, e-mail or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing. In addition, the Company has engaged Innisfree M&A Incorporated, professional solicitors, to assist the Company in the distribution of proxy materials to banks, brokers, nominees and intermediaries and to solicit proxies on behalf of the Company. The estimated cost for engaging this entity is approximately $15,000, plus reasonable out of pocket expenses.

By Order of the Board of Directors Edward S. Forman, Secretary

New York, NY
March 22, 2010

APPENDIX I

DUFF & PHELPS CORPORATION

AMENDED AND RESTATED 2007 OMNIBUS STOCK INCENTIVE PLAN

SECTION 1.  GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain the officers, employees, Non-Employee Directors and consultants of Duff & Phelps Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business and to encourage and enable them to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Compensation Committee of the Board or a similar committee performing the functions of the Compensation Committee and which is comprised of not less than two Non-Employee Directors who meet the independence requirements imposed by the New York Stock Exchange, who are “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 10.

“DPA” means Duff & Phelps Acquisitions, LLC, a Delaware limited liability company and the entity through which the Company conducts its business.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee consistent with the principles of Section 409A of the Code; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ National System or a national securities exchange, the determination shall be made by reference to the closing price on such date. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on NASDAQ or on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act covering the offer and sale by the Company of its equity securities, or such other event as a result of or following which the Stock shall be publicly held.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Other Stock-Based Awards” means Awards granted pursuant to Section 9.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-based Award” means any Restricted Stock Award, Deferred Stock Award or Other Stock-based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company, DPA or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or Other Stock-based Award.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company, but including DPA) in which the Company or DPA has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and (f), respectively, of the Code.

SECTION 2.  ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)  Committee.  The Plan shall be administered by the Committee; provided, however, that any Awards granted prior to the Initial Public Offering may be made by the Board.

(b)  Powers of Committee.  The Committee (or the Board prior to the Initial Public Offering) shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;
(ii)	to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Other Stock-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii)	to determine the number of shares of Stock to be covered by any Award;
(iv)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;
(v)	to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Board and the Committee shall be binding on all persons, including the Company and Plan grantees.

(c)  Indemnification.  Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws, any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.  STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)  Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 11,150,000, subject to adjustment as provided in Section 3(b); provided that not more than one-half of the authorized number shall be issued in the form of Incentive Stock Options. For purposes of this limitation, each unit underlying an Other Stock-Based Award shall count as one share and the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that from and after the end of the Code Section 162(m) transition period applicable to the Company, Stock Options or Stock Appreciation Rights with respect to no more than one-half of the total number of shares of Stock authorized to be issued under this Plan (subject to adjustment as provided in Section 3(b)) may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)  Changes in Stock.  Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that can be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, (v) the number of Stock Options automatically granted to Non-Employee Directors, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid distortion in the value of the Awards. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

No adjustment shall be made under this Section 3(b) in the case of an Option without the consent of the grantee, if such adjustment would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option such that the Option becomes treated as “nonqualified deferred compensation” subject to Section 409A.

(c)  Mergers and Other Transactions.  In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Committee reserves the right to accelerate the vesting and /or exercisability of all outstanding Awards. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in Section 3(b) or this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d)  Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.  ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 5.  STOCK OPTIONS

(a)  Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company, a “parent corporation” within the meaning of Section 424(e) of the Code or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(b)  Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)  Option Term.  The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)  Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)  Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Committee;
(ii)	Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six months;
(iii)	By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure;
(iv)	By means of any cashless exercise or net exercise procedure approved by the Committee, in its sole discretion and permitted by applicable law; or
(v)	Any other form of consideration approved by the Committee and permitted by applicable law, including, but not limited to any combination of the foregoing.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f)  Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.  STOCK APPRECIATION RIGHTS

(a)  Nature of Stock Appreciation Rights.  A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)  Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Incentive Stock Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c)  Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.
(ii)	Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

SECTION 7.  RESTRICTED STOCK AWARDS

(a)  Nature of Restricted Stock Awards.  A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of preestablished performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b)  Rights as a Stockholder.  Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.

(c)  Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)  Vesting of Restricted Stock.  The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the nontransferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.  DEFERRED STOCK AWARDS

(a)  Nature of Deferred Stock Awards.  A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b)  Election to Receive Deferred Stock Awards in Lieu of Compensation.  The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(c)  Rights as a Stockholder.  During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d)  Termination.  Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.  OTHER STOCK-BASED AWARDS

(a)  Nature of Other Stock-Based Awards.  Other Stock-Based Awards that may be granted under the Plan include Awards that are valued in whole or in part by reference to, or otherwise calculated by reference to or based on, shares of Stock, including without limitation: (i) convertible preferred stock, convertible debentures and other convertible, exchangeable or redeemable securities or equity interests, (ii) limited liability company interests in a Subsidiary, (iii) Awards valued by reference to book value, fair value or Subsidiary performance, and (iv) any class of profits interest or limited liability company interest created or issued pursuant to the terms of a limited liability company operating agreement or otherwise by DPA or other Subsidiary.

(b)  Calculation of Reserved Shares.  For purposes of calculating the number of shares of Stock underlying an Other Stock-Based Award relative to the total number of shares of Stock reserved and available for issuance under Section 3(a) of the Plan, the Committee shall establish in good faith the maximum number of shares of Stock to which a grantee receiving such Award may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, limited liability company capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying Other Stock-Based Awards shall be reduced accordingly by the Committee and the related shares of Stock shall be added back to the shares of Stock otherwise available for issuance under the Plan. Other Stock-Based Awards may be granted either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible grantees to whom, and the time or times at which, Other Stock-Based Awards shall be made; the number of Other Stock-Based Awards to be granted; the price, if any, to be paid by the grantee for the acquisition of such Other Stock-Based Awards; and the restrictions and conditions applicable to such Other Stock-Based Awards. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant in its sole discretion. The Committee may allow Other Stock-Based Awards to be held through a limited liability company, or similar “look-through” entity, and the Committee may require such limited liability company or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 9. The provisions of the grant of Other Stock-Based Awards need not be the same with respect to each grantee.

(c)  Restrictions on Transfer.  Awards made pursuant to this Section 9 may be subject to transfer restrictions, with conditions and limitations as to when Other Stock-Based Awards can be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which any applicable vesting, performance or deferral period lapses to be established by the Committee at the time of grant in its sole discretion.

(d)  Dividend Equivalents.  The award agreement, other award documentation in respect of an Other Stock- Based Award, or a separate agreement if required by Section 409A, may provide that the recipient of an Award under this Section 9 shall be entitled to receive, currently or on a deferred or contingent basis, dividends or Dividend Equivalents with respect to the number of shares of Stock underlying the Award or other distributions from DPA prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested.

(e)  Consideration.  Other Stock-Based Awards granted under this Section 9 may be issued for no cash consideration.

SECTION 10.  DIVIDEND EQUIVALENT RIGHTS

(a)  Dividend Equivalent Rights.  A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)  Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c)  Termination.  Except as may otherwise be provided by the Committee either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.  PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)  Performance-based Awards.  Any Covered Employee providing services to the Company and who is selected by the Committee may be granted one or more Performance-based Awards in the form of a Restricted Stock Award, Deferred Stock Award or Other Stock-based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-based Award granted to a Covered Employee in a manner that would be inconsistent with the requirements of Section 162(m) of the Code. Each Performance-based Award shall comply with the provisions set forth below.

(b)  Grant of Performance-based Awards.  With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-based Awards to different Covered Employees.

(c)  Payment of Performance-based Awards.  Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)  Maximum Award Payable.  The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is one-half of the total number of shares of Stock authorized to be issued under this Plan, as adjusted in accordance with Section 3(b).

SECTION 12.  TRANSFERABILITY OF AWARDS

(a)  Transferability.  Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)  Committee Action.  Notwithstanding Section 12(a), the Committee, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c)  Family Member.  For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)  Designation of Beneficiary.  Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13.  TAX WITHHOLDING

(a)  Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)  Payment in Stock.  Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 14.  SECTION 409A COMPLIANCE.

Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a grantee’s termination of employment or service with the Company will be made to such grantee unless such grantee’s termination of employment or service constitutes a “separation from service” (as defined in Section 409A of the Code). For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a grantee is a “specified employee” (as defined in Section 409A of the Code), then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such grantee shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such grantee’s “separation from service” or (ii) the date of such grantee’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 14 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such grantee in a lump sum on the 90th day, following such expired period, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.

SECTION 15.  TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)  a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)  an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 16.  AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. To the extent required by any applicable law or stock exchange rules, any material Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders.

SECTION 17.  STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.  GENERAL PROVISIONS

(a)  No Distribution; Compliance with Legal Requirements.  The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)  Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c)  Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)  Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e)  Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 19.  EFFECTIVE DATE OF PLAN

This Plan was initially adopted by the Board on September 10, 2007 and was approved by the stockholders on September 10, 2007. The Board approved the Plan as amended and restated on March 11, 2010, which restatement was approved by shareholders on [ ], 2010. No grants will be made under the Plan after the tenth anniversary of the Plan’s restatement.

SECTION 20.  GOVERNING LAW

THIS PLAN AND ALL AWARDS AND ACTIONS TAKEN THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

DUFF & PHELPS CORPORATION
55 E 52ND STREET, 31ST FLOOR
NEW YORK, NY 10055

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DUFF & PHELPS CORPORATION

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) Noah Gottdiener	06) William J. Hannigan
02) Gerard Creagh	07) Harvey M. Krueger
03) Robert M. Belke	08) Sander M. Levy
04) Peter W. Calamari	09) Jeffrey D. Lovell
05) William R. Carapezzi	

For All	Withhold All	For All Except
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Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date